Exhibit 10.6

SUBLEASE

(Palace Station)

THIS SUBLEASE, made as of the 7th day of November, 2007, by and between STATION CASINOS, INC., a Nevada corporation (“Sublessor”), as Sublessor, and Palace Station Hotel & Casino, Inc., a Nevada corporation (“Sublessee”), as Sublessee.

W I T N E S S E T H:

WHEREAS, under that certain Master Lease Agreement (as the same may be amended from time to time, the “Master Lease”) dated as of even date herewith, by and between FCP PropCo, LLC, a Delaware limited liability company (“Master Landlord”), as landlord, and Sublessor, as tenant, Master Landlord leased to Sublessor all of Master Landlord’s right title and interest in and to certain land, improvements and fixtures located in Clark County, Nevada (the “Master Leased Property”) as more particularly described therein; and

WHEREAS, Sublessor has agreed to sublet a portion of the Master Leased Property to Sublessee upon and subject to the terms, covenants, conditions and provisions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing recitals which are incorporated herein by reference, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:

1.             Sublessor hereby represents and warrants that:

(a)           attached hereto as Exhibit A is a true copy of the Master Lease (including all amendments and other modifications as of the date hereof); and

(b)           the Master Lease is in full force and effect, Sublessor is not in default thereunder, and no event has occurred, which, with the passage of time or the giving of notice, or both, would constitute a default by Sublessor thereunder.

2.             Sublessor, as sublessor, hereby sublets to Sublessee, as sublessee, and Sublessee hereby sublets from Sublessor that portion of the Master Leased Property located in the County of Clark, State of Nevada, more particularly described on Exhibit B attached hereto (collectively, the “Subleased Property”).

3.             This Sublease shall be for a term (the “Sublease Term”) commencing on the date hereof (the “Commencement Date”), and ending on the expiration of the Term under the Master Lease; provided that, subject to the rights of Master Landlord under Section 6(d) below, the term of this Sublease shall end on the earlier of the expiration or termination of Sublessor’s interest in the Subleased Property under the Master Lease. Sublessee is in possession of the Subleased Property and accepts the same in its “AS IS” condition on the Commencement Date.

4.             Except as expressly modified herein, all of the terms, covenants, conditions and provisions contained in the Master Lease (other than the first paragraph of Section 3.1 and Sections 10.1, 11.1, 11.2, 12.4), together with all Exhibits and Schedules attached thereto (other than Schedule 3.1(d)), are hereby incorporated into this Sublease by reference. (Said terms, covenants, conditions, provisions and schedules are sometimes hereinafter referred to as the “incorporated provisions of the Master Lease.”)  For purposes of integrating the incorporated provisions of the Master Lease into this Sublease, references to “Landlord” in the Master Lease shall signify and apply to Sublessor, references to “Tenant” in the Master Lease shall signify and apply to Sublessee, references to “Leased Property” in the Master Lease shall signify and apply to the Subleased Property, and references to “this Lease” in the Master Lease shall signify and apply to this Sublease. Notwithstanding the foregoing, all references to “Landlord’s Debt,” Landlord’s Lender,” “Landlord’s Loan Documents,” “Lease Shortfall Reserve Period” and “Tenant Security Period” shall not signify or apply to Sublessor but shall retain the meanings set forth in the Master Lease. All references to “Rent” and “rental” in the incorporated provisions of the Master Lease shall herein mean the rental payable pursuant to Section 7 hereof.

5.             (a)           Sublessor and Sublessee hereby assume and agree to perform and be bound by each and all of the terms, covenants and conditions in the incorporated provisions of the Master Lease, on the part of Sublessor to be kept and performed and Sublessor and Sublessee each agree to indemnify, defend and hold the other harmless from and against all claims, costs, damages, demands, expenses (including reasonable attorneys’ fees, costs and expenses whether or not an action, suit or proceeding is brought), liability and loss arising out of or resulting from any breach by such party in the performance of the foregoing covenant.

(b)           Except as herein otherwise specifically provided with respect to payment of Rent or additional rent under the Master Lease, which Sublessor specifically agrees to timely pay and perform, Sublessee shall assume and discharge all of the undertakings and obligations of Sublessor under the Master Lease with respect to the Subleased Property as fully and completely as though it were the lessee under the Master Lease, and any failure by Sublessee to perform and discharge such undertakings and obligations with respect to the Subleased Property shall be deemed to be a default by Sublessee hereunder. In addition to the foregoing agreement by Sublessor to timely pay rent and additional rent under the Master Lease, Sublessor agrees not to take any action that would constitute a default, breach or surrender under the Master Lease. Sublessee shall be entitled to exercise, either separately or jointly with Sublessor, all the rights and benefits conferred upon Sublessor under the Master Lease with respect to the Subleased Property and in the event of any failure on the part of the Master Landlord under the Master Lease to carry out and discharge any of its undertakings and obligations thereunder, Sublessee shall be entitled to take any and all action which Sublessor would be entitled to take, and such action may be taken by Sublessee in either its own name or in the name of Sublessor.

6.             Anything herein to the contrary notwithstanding, it is expressly understood and agreed by Sublessor and Sublessee to the following:

(a)           this Sublease is subject and subordinate to all of the terms and conditions of the Master Lease and Landlord’s Loan Documents;

(b)           the use of the Subleased Property shall not conflict with Landlord’s Loan Documents, any Legal Requirement, Property Document, Insurance Requirement or other provision of the Master Lease;

(c)           Sublessee shall be permitted to further sublet all or any part of the Subleased Property, assign or Transfer the Sublease only insofar as the same would be permitted if it were a sublease, assignment or Transfer by Sublessor under the Master Lease;

(d)           that, in the event of cancellation or termination of the Master Lease for any reason whatsoever or of the surrender of the Master Lease (whether voluntary, involuntary or by operation of law) prior to the expiration date of the Sublease, including extensions and renewals granted hereunder, then, at Master Landlord’s option, Sublessee shall make full and complete attornment to Master Landlord for the balance of the term of the Sublease, which attornment shall be evidenced by an agreement in form and substance satisfactory to Master Landlord and which Sublessee shall execute and deliver within thirty (30) days after request by Master Landlord and Sublessee shall waive the provisions of any law now or hereafter in effect which may give Sublessee any right of election to terminate the Sublease or to surrender possession in the event any proceeding is brought by Master Landlord to terminate the Master Lease, and

(e)           in the event Sublessee receives a written notice from Master Landlord stating that an Event of Default exists under the Master Lease, Sublessee shall thereafter be obligated to pay all rentals accruing under this Sublease directly to Master Landlord (or Landlord’s Lender if Master Landlord shall so direct); all rentals received from Sublessee by Master Landlord shall be credited against the amounts owing by Sublessor under the Master Lease.

7.             Sublessee hereby covenants to pay Sublessor, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, at an account designated by Sublessor (the “Sublease Designated Account”), without demand, deduction, or set-off,  annual base rent for the Subleased Property in the amounts set forth on Exhibit C attached hereto (the “Sublease Base Rent”). The Sublease Base Rent shall be payable in advance in twelve (12) equal installments, on the day that is the third (3rd) Business Day preceding the fifteen (15th) day of each calendar month of the Sublease Term (the “Sublease Rent Payment Date”). The Sublease Base Rent shall be paid for the period of the fifteenth (15th) of each month (or, if applicable, the Commencement Date) through the fourteenth (14th) of the next month (or, if applicable, the expiration of the Sublease Term) (each, a “Sublease Rental Period”), provided that the first and last payments of Sublease Base Rent shall be prorated as to any partial Sublease Rental Period, based on the number of days within the Sublease Term during such Sublease Rental Period and the number of days in such Sublease Rental Period. Sublessee hereby agrees to make any reasonable changes with respect to the definitions of “Sublease Rent Payment Date” or “Sublease Rental Period,” including, without limitation, changing the Sublease Rent Payment Date and Sublease Rental Period, to conform with changes to the terms “Rent

Payment Date” and “Rental Period” under the Master Lease. The first installment payment of Sublease Base Rent has been made as of the date hereof. The second installment shall be payable on November 12, 2007, for the Sublease Rental Period beginning November 15, 2007 and ending December 4, 2007. Notwithstanding the above, if Sublessor is in default in the payment of rent under the Master Lease and upon notice by Master Landlord to Sublessor and Sublessee, Master Landlord may require all rent and additional rental payable by Sublessee hereunder to be paid directly to Master Landlord or its agent, successor or assign. Any rent or rental so paid by Sublessee shall be credited to the rent or additional rental then due and payable from Sublessor under the Master Lease.

8.             In addition to the Sublease Base Rent payable hereunder in accordance with Section 7 hereof, Sublessee hereby agrees to pay additional rental relating to the Subleased Property as required under the provisions of the Master Lease. Sublessor shall deliver to Sublessee copies of all calculations of Taxes and Other Charges relating to the Subleased Property received from Master Landlord under the Master Lease.

9.             All notices, demands, requests, consents, approvals and other communications (hereafter, “Notices”) by or between Sublessee and Sublessor under or in connection with this Sublease and the Subleased Property shall at the same time be delivered by the sending party to Master Landlord. Similarly, all Notices by or between Sublessor and Master Landlord under or in connection with the Master Lease and the Subleased Property, including without limitation any Notice relating to the occurrence of a Noticed Default, Event of Default, Lease Shortfall Reserve Period or Tenant Security Period shall at the same time (or promptly after receipt by Sublessor) be delivered by Sublessor to Sublessee.

10.           Subject to the representations and warranties of Sublessor in Section 1 hereof, Sublessee hereby agrees that it is leasing the Subleased Property from Sublessor “AS IS” without representation or warranty, express or implied, as to the merchantability or fitness of the Subleased Property for a particular purpose.

11.           Sublessor and Sublessee each hereby represent and warrant to each other that it has not entered into any agreement or done any other act which might result in the obligation to pay a sales or brokerage commission or finder’s fee with respect to this transaction. Sublessor and Sublessee each agree to indemnify, defend and hold the other parties and Master Landlord harmless from and against any claims, costs, damages, demands, expenses (including without limitation reasonable attorneys’ fees and costs whether or not an action, suit or proceeding is brought), liability or loss which the other parties may sustain because or by reason of any material breach of or inaccuracy in the foregoing representation and warranty.

12.           During the Sublease Term, Sublessee shall maintain or cause to be maintained the insurance required under Section 10.1 of the Master Lease with respect to the Subleased Property except as specifically provided herein. All coverage provided in the incorporated provisions of the Master Lease shall be maintained for the limits specified thereunder and shall provide coverage for the mutual benefit of Sublessor and Sublessee. All policies of insurance shall name Master Landlord and Landlord’s Lender (if any) and their successors and assigns as additional insureds or loss payees (except that in the case of general liability insurance, Master Landlord and Landlord’s Lender shall be named as additional insureds and not a loss payee) and conform to the requirements for policies of insurance under Section 10.1 of the Master Lease.

13.           Sublessee hereby agrees to cooperate with Sublessor and Master Landlord and to execute any and all instruments reasonably requested by Sublessor and Master Landlord (including, if necessary, the execution of an amendment to this Sublease), in the establishment and maintenance of reserve accounts and cash management procedures reasonably requested by any Landlord’s Lender in connection with Landlord’s Loan Documents (the “Cash Management Procedures”). For the avoidance of doubt, such Cash Management Procedures shall not affect Sublessee’s internal procedures for handling cash in conjunction with gaming operations or complying with, and being subject to, applicable Gaming Laws. Without limiting the foregoing, Sublessee shall maintain with respect to the Subleased Property a reserve (the “Sublease FF&E Reserve”) for capital and FF&E expenditures in the amount of 2.5% of gross revenues derived from operations of such Subleased Property (including, without limitation, from operations of the hotel and casino components of such Subleased Property) which Sublease FF&E Reserve shall constitute a portion of the FF&E Reserve under the Master Lease. So long as no Lease Reserve Shortfall Period or Event of Default under either the Master Lease or Sublease shall exist or be in effect, funds in the Sublease FF&E Reserve may be withdrawn at the discretion of Sublessee for the payment or reimbursement of FF&E expenditures. An Operating Budget for the Subleased Property (the “Sublease Operating Budget”) shall be submitted by Sublessee to Sublessor and Landlord’s Lender not later than the expiration of the then current Fiscal Year, provided that Sublessor and Landlord’s Lender shall have no right to approve same except as provided in the following sentence. If a Lease Shortfall Reserve Period is in effect, Sublessee shall submit the then-current Sublease Operating Budget and, when due, all subsequent Sublease Operating Budgets for Fiscal Years during a Lease Shortfall Reserve Period, and any requested interim Modifications thereto, to Sublessor and Landlord’s Lender, and Landlord’s Lender shall have the right to approve all aspects of the Sublease Operating Budget relating to FF&E expenditures, which approval shall not be unreasonably withheld, delayed or conditioned. During the continuance of any Lease Reserve Shortfall Period or Event of Default under the Master Lease or Sublease, any disbursement from the Sublease FF&E Reserve shall be subject to the prior review of and confirmation by Master Landlord and Landlord’s Lender that the requested disbursement is in accordance with the Sublease Operating Budget for the Subleased Property approved for such Fiscal Year by Master Landlord and Landlord’s Lender and only amounts of expenses incurred consistent with (or up to the amounts set forth in) such approved Sublease Operating Budget shall be released from the Sublease FF&E Reserve to Sublessee; provided that in the event that cash expenditures exceed the budgeted amount or amounts in the Sublease FF&E Reserve, expenditures for FF&E to be made in the succeeding period will be credited with such excess cash expenditures during the current period and Sublessee shall be entitled to be reimbursed from the Sublease FF&E Reserve in the succeeding period for such excess cash expenditures during the current period.

14.           The Sublease FF&E Reserve and (i) all cash, checks, funds, drafts, certificates, instruments and other property, including, without limitation, all deposits and/or wire transfers from time to time deposited or held in, credited to or made to the Sublease FF&E Reserve, (ii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing; (iii) any replacement deposit account designated by Landlord’s Lender, and (iv) to the extent not covered by clauses (i), (ii), or (iii) above, all proceeds (as defined under the Uniform Commercial Code) of any or all of the foregoing and the funds deposited therein and any securities and other assets credited thereto (the Sublease FF&E Reserve and all such other items noted above are referred to, collectively, as “Sublease FF&E Reserve Collateral”) shall serve as additional security for the Sublessor’s obligations under the Master Lease. At all times the Master Landlord shall have control over the Sublease FF&E Reserve Collateral (subject to Sublessee’s rights to withdraw funds from the Sublease FF&E Reserve in accordance with Section 13 above), as further set forth in the Deposit and Control Agreement of even date herewith by and among Master Landlord, Sublessor, Sublessee, Landlord’s Lender, the Deposit Bank (as defined therein) and, if applicable, others, a true and correct copy of which is attached hereto as Exhibit D (the “Sublease Control Agreement”).

15.           The parties acknowledge and agree that the operating covenant set forth in Section 6.1(a)(iii) of the Master Lease (as incorporated into this Sublease pursuant to Section 4 above) constitutes material consideration for Sublessor’s willingness to enter into this Sublease on the terms and conditions set forth herein, and that any discontinuation of operations of the Primary Intended Use other than as expressly permitted under this Sublease may have a material adverse effect on the Subleased Property. The parties further acknowledge and agree that the Sublessee’s obligation to maintain the Subleased Property and the FF&E as otherwise provided in this Sublease, constitutes further material consideration to Sublessor for entering into the Sublease on the terms provided herein, and that the failure to maintain the FF&E as required hereunder would have a direct and material adverse effect on the Subleased Property, and interfere with the timely reletting of the Subleased Property were the Sublease to be terminated following an Event of Default under either the Master Lease or this Sublease.

16.           In the event of any sale or assignment of Sublessor’s leasehold interest in the Subleased Property or any portion thereof, Sublessor shall be entirely relieved of all liability under any and all of its covenants and obligations contained in this Sublease arising out of any act, occurrence or omission relating to the Subleased Property or this Sublease occurring after the consummation of such sale or assignment.

17.           All Notices shall be in writing and delivered by hand or mailed (by registered or certified mail, return receipt requested or reputable nationally recognized overnight courier service and postage prepaid), addressed to the respective parties, as follows:

If to Master Landlord:
FCP PropCo, LLC 1505 South Pavilion Center Drive Las Vegas, Nevada 89135 Attention: General Counsel Fax: (702) 495-4260

If to Sublessor:
Station Casinos, Inc. 1505 South Pavilion Center Drive Las Vegas, Nevada 89135 Attention: General Counsel Fax: (702) 495-4260

If to Sublessee:
Palace Station Hotel & Casino, Inc. 1505 South Pavilion Center Drive Las Vegas, Nevada 89135 Attention: General Counsel Fax: (702) 495-4260

or to such other address as either party may hereunder designate, and shall be effective upon receipt.

18.           This Sublease shall be construed with respect to the Subleased Property under the substantive laws of the State in which such Subleased Property is situated.

19.           This Sublease contains the entire understanding among the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein and shall be of no further force or effect.

20.           Exhibits A, B, C and D are hereby incorporated into this Sublease as if set out in full herein.

21.           If a party commences an action, suit or proceeding (arbitration or otherwise) against another party because of the breach or anticipated breach by such party of, or due to any dispute concerning, this Sublease, the losing or defaulting party shall pay to the prevailing party reasonable attorneys’ and arbitrators’ fees, costs and expenses incurred in connection with such action, suit or proceeding.

22.           This Sublease shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto.

23.           This Sublease may be executed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one in the same instrument with the same effect as if all parties hereto had signed the same signature page. Any signature page of this Sublease may be detached from any counterpart of this Sublease identical in form hereto but having attached to it one or more additional signature pages.

24.           Nothing herein shall be construed as releasing or discharging Sublessor from any of the obligations under the Master Lease, and its liability under said Master Lease shall be that of principal and not surety. The liability of Sublessor and Sublessee under said Master Lease with respect to the Subleased Property shall be joint and several, and Master Landlord may enforce such terms, covenants and conditions of said Lease and Modifications against either Sublessor or Sublessee without first proceeding against the other.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed or have caused this Sublease to be executed as of the date first above written.

“Sublessor”

STATION CASINOS, INC.,
a Nevada corporation

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Executive Vice President, Chief
Accounting Officer & Treasurer

“Sublessee”

PALACE STATION HOTEL & CASINO, INC.,
a Nevada corporation

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Senior Vice President & Treasurer